Exhibit 99.1
FOR IMMEDIATE RELEASE
August 11, 2026

Tandy Leather Factory Reports Second Quarter 2026 Results

BENBROOK, TEXAS – August 11, 2026 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the second fiscal quarter of 2026.

Highlights from second quarter 2026:

•	Revenues were $18.0 million, up 1.5% from 2025
•	Generated operating income of $0.5 million up 722.9% from 2025
•	Net income of $0.4 million versus net loss of ($0.2) million in 2025
•	Gross margins of 64.8%, up from 59.5% in 2025
•	EBITDA from operations of $0.9 million
•	Ended quarter with $6.4 million of cash and cash equivalents

Tandy Leather Factory’s second quarter sales were $18.0 million in 2026, up from $17.8 million in 2025. Second quarter 2026 gross profit was $11.7 million, up from $10.6 million in 2025. As of June 30, 2026, the Company held $6.4 million of cash and cash equivalents, down from $16.1 million as of December 31, 2025. This decrease reflects $6.0 million in dividends paid to shareholders in Q1 2026 and approximately $4.0 million related to an increase in inventory purchases to support sales, investment in a new POS system, and some capital investments in our new store we opened in Waco, Texas during the second quarter of 2026 and other existing stores. The Company had basic and diluted net income in the quarter of $0.05 per share, versus $0.02 basic and diluted net loss per share in the prior year.

Johan Hedberg, Chief Executive Officer of the Company, said, “We are happy to have delivered another growth quarter with sales gains across both retail and e-commerce channels and a considerable improvement in operating income versus the prior year. Gross margin also increased, primarily due to better pricing of our products. Operating expenses increased year-over-year, reflecting higher compensation, investments in a new POS system, launching a new Loyalty program to further improve the customer experience, and occupancy costs including rent for our headquarters and flagship store in Fort Worth. Nonetheless, our sales increases and margin growth more than offset those expenses, driving a strong improvement in profit from operations.”

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

Quarter ended June 30, 2026
Net income	$0.4
Add back:
Depreciation and amortization	0.3
Interest income	(0.1)
Income tax provision	0.2
Stock-based compensation	0.1
EBITDA	$0.9

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Benbrook, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 101 stores located in 40 US states and six Canadian provinces, including one store located in Spain. Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”. To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact: Johan Hedberg, Tandy Leather Factory, Inc., (817) 872-3200 or johan.hedberg@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.